EXHIBIT 10.1

Senior Executive’s Employment Agreement

This Senior Executive’s Employment Agreement (the “Agreement”) is entered into by and among the individual more particularly described in exhibit 0.1 annexed hereto and made a part hereof (the “Senior Executive”) and Puget Technologies, Inc., a publicly held Nevada corporation subject to reporting requirements under the Securities Exchange Act of 1934, as amended pursuant to Sections 13 and 15(d) thereof (“Puget” and the “Exchange Act,” respectively), Puget and the Senior Executive being sometimes hereinafter collectively to as the “Parties” or generically as a “Party”.

Preamble:

Whereas, Puget requires the services of talented, diligent, loyal and competent senior executives; and

Whereas, the Senior Executive has the background disclosed on exhibit 0.2 annexed hereto and made a part hereof (the “Senior Executive’s Qualifications”); and

Whereas, Puget desires to retain the Senior Executive for the purposes described in exhibit 0.3 annexed hereto and made a part hereof (the “Senior Executive’s Services”); and

Whereas, the Senior Executive is agreeable to serving as a Puget Senior Executive on the terms and conditions hereinafter set forth:

Now, therefore, in consideration of the mutual promises, covenants and agreements hereby exchanged, as well as of the sum of ten ($10.00) Dollars and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Witnesseth:

Article One: Term, Renewals, Earlier Termination

1.1          Term.

Subject to the provisions set forth herein, the term of the Senior Executive’s retainment hereunder will be deemed to commence on the first business day following execution of this Agreement by all Parties hereto and continue until the close of business at the end of the fifth year thereafter, unless extended or earlier terminated by Puget as hereinafter set forth and subject to the extended confidentiality and non-competition provisions hereinafter set forth.

Please initial:    Puget: _____     Senior Executive: _____

PUGET TECHNOLOGIES, INC.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535

info@pugettechnologies.com/ * https://pugettechnologies.com/

1.2          Renewals.

This Agreement will be renewed automatically, after expiration of the original term, on a continuing annual basis, unless the Party wishing not to renew this Agreement provides the other Party with written notice of its election not to renew (“Termination Election Notice”) on or before the 30th day prior to termination of the then current term.

1.3          Earlier Termination.

Puget will have the right to terminate this Agreement prior to the expiration of its Term, or of any renewals thereof, subject to the provisions of Section 1.4, for the following reasons:

(a)           For Cause:

(1)	Puget terminate the Senior Executive’s retainment under this Agreement at any time for cause.

(2)	Such termination will be evidenced by written notice thereof to the Senior Executive, which notice will specify the cause for termination.

(3)	For purposes hereof, the term “cause” will mean:

(A)	The inability of the Senior Executive, through sickness or other incapacity, to discharge his, her or its duties under this Agreement for 30 or more consecutive days or for a total of 90 or more days in a period of twelve consecutive months;

(B)	The refusal of the Senior Executive to follow the directions of Puget’s board of directors;

(C)	Dishonesty; theft; or conviction of a crime involving moral turpitude;

(D)	Material default in the performance by the Senior Executive of his, her or its obligations, services or duties required under this Agreement (other than for illness or incapacity) or materially breach of any provision of this Agreement, which default or breach has continued for five days after written notice of such default or breach.

(b)           Discontinuance of Business:

In the event that Puget discontinues operating its business, this Agreement will terminate as of the last day of the month on which it ceases operation with the same force and effect as if such last day of the month were originally set as the termination date hereof; provided, however, that a reorganization of Puget will not be deemed a termination of their respective business.

(c)           Death:

This Agreement will terminate immediately on the death of the Senior Executive; however, all accrued compensation at such time will be promptly paid to the Senior Executive’s estate.

Please initial:    Puget: _____     Senior Executive: _____

PUGET TECHNOLOGIES, INC.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535

info@pugettechnologies.com/ * https://pugettechnologies.com/

1.4          Final Settlement.

Upon termination of this Agreement and payment to the Senior Executive of all amounts due him, her or it hereunder, the Senior Executive or his, her or its representative will execute and deliver to the terminating entity on a form prepared by the terminating entity, a receipt for such sums and a release of all claims, except such claims as may have been submitted pursuant to the terms of this Agreement and which remain unpaid, and, will forthwith tender to the terminating entity all records, manuals and written procedures, as may be desired by it for the continued conduct of its business.

Article Two: Scope of Employment

2.1          Retention.

Puget hereby hires the Senior Executive and the Senior Executive hereby accepts such retainment, in accordance with the terms, provisions and conditions of this Agreement and the exhibits appurtenant hereto.

2.2          General Description of Duties.

The Senior Executive’s initial hierarchal position and duties are more particularly described on exhibit 2.2 annexed hereto and made a part hereof (the “Position and Duties”), subject to modification, promotion, etc., as Puget, with the consent of Puget, deems appropriate.

2.3          Status.

(a)	The Senior Executive will serve in the role and subject to the specifications and limitations on authority described in exhibit 2.3 annexed hereto and made a part hereof (the “Scope of Retention”).

(b)	The Senior Executive hereby covenants and agrees that he, she or it will not hold himself, herself or itself out as an authorized agent of Puget unless such authority is specifically assigned to him, her or it, either generally or on a case by case basis by the board of directors of Puget, pursuant to a duly adopted resolution which remains in effect.

(c)	The Senior Executive hereby represents and warrants to Puget that he, she or it is subject to no legal, self-regulatory organization (e.g., Financial Industry Regulatory Authority bylaws, rules or regulations) or regulatory impediments to the provision of the services called for by this Agreement or to receipt of the compensation called for under this Agreement or any supplements hereto; and, the Senior Executive hereby irrevocably covenants and agrees to immediately bring to the attention of Puget any facts required to make the foregoing representation and warranty continuingly accurate throughout the term of this Agreement, or any supplements or extensions thereof.

Please initial:    Puget: _____     Senior Executive: _____

PUGET TECHNOLOGIES, INC.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535

info@pugettechnologies.com/ * https://pugettechnologies.com/

2.4          Non-Exclusivity.

The Parties acknowledge that the Senior Executive is an officer, director and shareholder of Qest Consulting Group, Inc., a Colorado corporation (“Qest”) and Puget’s “parent”, as that term is defined in Rule 405 of Securities and Exchange Commission (the “Commission”) Regulation C, and that in conjunction with such functions, he has and will continue to have many functions in addition to his role with Puget which is, in effect, an assignment from Qest; however, he hereby irrevocably covenants and agrees to devote all time necessary to the affairs of Puget necessary to fully and completely discharge his duties hereunder.

2.5          Limitations on Services

(a)	The Parties recognize that certain responsibilities and obligations are imposed on Puget, by federal and state securities laws and by the applicable rules and regulations of stock exchanges, the Financial Industry Regulatory Authority, in house “due diligence” or “compliance” departments of Licensed Securities Firms, etc.; accordingly, the Senior Executive agrees that he, she or it will not:

(1)	Release any financial or other material information or data about Puget without the prior written consent and approval of Puget’s general counsel;

(2)	Conduct any meetings with financial analysts without informing Puget’s general counsel and board of directors in advance of the proposed meeting and the format or agenda of such meeting;

(3)	Release any information or data about Puget to any selected or limited person(s), entity, or group if the Senior Executive is aware that such information or data has not been generally released or promulgated.

(b)	In any circumstances where the Senior Executive is describing the securities of Puget to a third party, the Senior Executive will disclose to such person any compensation received from Puget to the extent required under any applicable laws, including, without limitation, Section 17(b) of the Securities Act of 1933, as amended.

(c)	In rendering his, her or its services, the Senior Executive will not disclose to any third party any confidential nonpublic information furnished by Puget or otherwise obtained by it with respect to Puget, unless authorized by Puget’s board of directors or permissible under applicable law and subject to binding agreements restricting divulgence thereof.

(d)	The Senior Executive will restrict or cease, as directed by Puget, all efforts on behalf of Puget, including all dissemination of information regarding Puget, immediately upon receipt of instructions (in writing by email or letter) to that effect from Puget.

(e)	If the Senior Executive learns of any pending public securities offering to be made or expected to be by made Puget, the Senior Executive will immediately cease any public relations activities on behalf of Puget until receipt of written instructions from Puget’s general counsel as to how to proceed, and thereafter will proceed only in accordance with such written instructions.

(f)	The Senior Executive will not take any action which would in any way adversely affect the reputation, standing or prospects of Puget or which would cause Puget to be in violation of applicable laws.

Please initial:    Puget: _____     Senior Executive: _____

PUGET TECHNOLOGIES, INC.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535

info@pugettechnologies.com/ * https://pugettechnologies.com/

Article Three: Compensation

3.1          Compensation.

As consideration for the Senior Executive’s services to Puget the Senior Executive will be entitled to the compensation set forth in exhibit 3.1.

3.2          Benefits

The Senior Executive will be entitled:

(a)	To such vacation (Puget’s current vacation policy is to provide senior employees with two weeks paid vacation per year), medical and other employee benefits as Puget may offer from time to time, subject to applicable eligibility requirements, subject to Puget’s right to make any modifications to its benefits as it may from time to time deem appropriate;

(b)	To participate and to enroll in Puget’s major medical plan, if and when offered, on the first entry date following the commencement of retainment;

(c)	To participate in Puget’s officers and directors liability insurance plan and key man insurance when and if Puget decides to initiate such coverage.

(d)	To participation in Puget retirement plans and contributions to personal retirement plans in accordance with applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”).

(e)	To reimbursement for authorized out of pocket expenses for any ordinary and necessary business and professional expenses incurred on behalf of Puget but only if the expenses are adequately substantiated as required by Puget’s then applicable policies on expense reimbursements.

3.3          Indemnification.

Puget will defend, indemnify and hold the Senior Executive harmless from all liabilities, suits, judgments, fines, penalties or disabilities, including expenses associated directly, therewith (e.g., legal fees, court costs, investigative costs, witness fees, etc.) resulting from any reasonable actions taken in good faith on behalf of Puget, Puget, their affiliates or for other persons or entities at the request of the board of directors of Puget, to the fullest extent legally permitted, and in conjunction therewith, will assure that all required expenditures are made in a manner making it unnecessary for the Senior Executive to incur any out of pocket expenses; provided, however, that the Senior Executive permits Puget to select and supervise all personnel involved in such defense and that the Senior Executive waives any conflicts of interest that such personnel may have as a result of also representing Puget, Puget, their stockholders or other personnel and agrees to hold them harmless from any matters involving such representation, except such as involve fraud or bad faith.

Please initial:    Puget: _____     Senior Executive: _____

PUGET TECHNOLOGIES, INC.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535

info@pugettechnologies.com/ * https://pugettechnologies.com/

Article Four: Special Covenants

4.1          Confidentiality.

The Senior Executive acknowledges that, in and as a result of his, her or its retainment hereunder, he, she or it will be developing for Puget, making use of, acquiring and/or adding to, confidential information of special and unique nature and value relating to such matters as Puget’s trade secrets, systems, procedures, manuals, confidential reports, personnel resources, strategic and tactical plans, advisors, clients, patients, investors and funders; consequently, as material inducement to the entry into this Agreement by Puget, the Senior Executive hereby covenants and agrees that he, she or it will not, at any time during or following the terms of his, her or its retainment hereunder and for a period of two years thereafter, directly or indirectly, personally use, divulge or disclose, for any purpose whatsoever, any of such confidential information which has been obtained by or disclosed to him, her or it as a result of his, her or its retainment by Puget or Puget’s affiliates.

4.2          Intellectual Property.

(a)	It is further agreed and understood that all intellectual property within the scope of Puget’s business or contemplated business created, designed or developed in whole or in part by the Senior Executive during his, her or its retainment by Puget’s will be for the benefit of Puget which will own all right, title and interest to those properties in perpetuity.

(b)	Puget will own all right, title and interest in perpetuity to the results of the Senior Executive’s services as a service provider and to all types of practical and/or artistic materials and intellectual properties which are, in whole or in part, brought to, created, developed or produced by the Senior Executive during the retainment term and which are suggested by or related to his, her or its retainment hereunder or any activities to which he, she or it is assigned, and he, she or it will not have any claim to have any right, title or interest herein of any kind or nature.

(c)	The Senior Executive will execute assignments or other documents assigning to Puget all his, her or its rights in any invention developed and any patent, trademark, tradename or other intellectual property applications or resulting patents, trademarks, tradenames or other intellectual property applications with Puget retaining title thereto.

(d)	If Puget decides that it does not wish to participate in the ownership, development, marketing or use of any related intellectual property it may, by subscribed and written prior agreement, formally relinquish any such right on a case by case basis and the Senior Executive will then be free to dispose of the invention or intellectual property as he, she or it wishes under the following condition; in the event that the Senior Executive receives a bona fide, verifiable offer from a third party for the use or acquisition of the subject invention or intellectual property, Puget will have 30 business days to notify the Senior Executive of its decision to reacquire the right to own and develop such property under the terms materially similar to those reflected in the third party offer.

(e)	Notwithstanding the foregoing, if Puget has not developed the intellectual property described above within three years following its development, creation or assignment, then such intellectual property will revert to the Senior Executive with Puget retaining the 10% royalty interest therein described above with reference to the Senior Executive.

Please initial:    Puget: _____     Senior Executive: _____

PUGET TECHNOLOGIES, INC.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535

info@pugettechnologies.com/ * https://pugettechnologies.com/

4.3          Competition and Circumvention

The Senior Executive may not engage in any activities competitive with those of Puget during the term of this Agreement and any renewals thereof and for a period of two years following its termination nor may it refer any business opportunities within the scope of Puget’s business or reasonably contemplated business or capacities to any other person, the Senior Executive being subject to the judicially and statutorily developed “partnership opportunities doctrine”, as though he, she or it was a partner of Puget rather than merely a service provider.

4.4          Special & Cumulative Remedies.

In view of the irreparable harm and damage which would undoubtedly occur to Puget as a result of a breach by the Senior Executive of the covenants or agreements contained in this Article Four and in view of the lack of an adequate remedy at law to protect Puget’s interests, the Senior Executive hereby covenants and agrees that Puget will have the following additional rights and remedies in the event of a breach hereof:

(a)	The Senior Executive hereby consents to the issuance of a permanent injunction enjoining him, her or it from any violations of the covenants set forth in this Article Four; and

(b)	Because it is impossible to ascertain or estimate the entire or exact cost, damage or injury which Puget may sustain prior to the effective enforcement of such injunction, the Senior Executive hereby covenants and agrees to pay over to Puget, as the case may be, in the event he, she or it violates the covenants and agreements contained in this Article Four, the greater of:

(1)	Any payment or compensation of any kind received by him, her or it because of such violation before the issuance of such injunction, or

(2)	The sum of One Thousand ($1,000.00) Dollars per violation, which sum will be liquidated damages, and not a penalty, for the injuries suffered by Puget as a result of such violation, the Parties hereto agreeing that such liquidated damages are not intended as the exclusive remedy available to Puget for any breach of the covenants and agreements contained in this Article Four prior to the issuance of such injunction, the Parties recognizing that the only adequate remedy to protect Puget from the injury caused by such breaches would be injunctive relief.

(c)	The Senior Executive hereby irrevocably agrees that the remedies described in this Article Four will be in addition to, and not in limitation of, any of the rights or remedies to which Puget is or may be entitled to, whether at law or in equity, under or pursuant to this Agreement.

4.5          Acknowledgment of Reasonableness.

(a)	The Senior Executive hereby represents, warrants and acknowledges that he, she or it has carefully read and considered the provisions of this Article Four and, having done so, agrees that the restrictions set forth herein are fair and reasonable and are reasonably required for the protection of the interests of Puget and Puget, their officers, directors and other employees; consequently, in the event that any of the above described restrictions will be held unenforceable by any court of competent jurisdiction, the Senior Executive hereby covenants, agrees and directs such court to substitute a reasonable judicially enforceable limitation in place of any limitation deemed unenforceable and, the Senior Executive hereby covenants and agrees that if so modified, the covenants contained in this Article Four will be as fully enforceable as if they had been set forth herein directly by the Parties.

Please initial:    Puget: _____     Senior Executive: _____

PUGET TECHNOLOGIES, INC.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535

info@pugettechnologies.com/ * https://pugettechnologies.com/

(b)	In determining the nature of this limitation, the Senior Executive hereby acknowledges, covenants and agrees that it is the intent of the Parties that a court adjudicating a dispute arising hereunder recognize that the Parties desire that this covenant not to compete be imposed and maintained to the greatest extent possible.

4.6          Unauthorized Acts.

The Senior Executive hereby covenants and agrees that he, she or it will not do any act or incur any obligation on behalf of Puget of any kind whatsoever, except as authorized by the board of directors of the subject entity or by its stockholders pursuant to duly adopted stockholder action.

4.7          Covenant not to Disparage

The Senior Executive hereby irrevocably covenants and agrees that during the term of this Agreement and after its termination, he, she or it will refrain from making any remarks that could be construed by anyone, under any circumstances, as disparaging, directly or indirectly, specifically, through innuendo or by inference, whether or not true, about Puget, Puget, their constituent members, officers, directors, stockholders, employees, agents or affiliates, whether related to the business of Puget, to other business or financial matters or to personal matters.

Article Five: Miscellaneous

5.1          Notices.

(a)	All notices, demands or other communications hereunder will be in writing, and unless otherwise provided, will be deemed to have been duly given on the first business day after mailing by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

(1)	To the Senior Executive: as indicated on exhibit 5.1(a)(1) annexed hereto and made a part hereof;

(2)	To Puget: Puget Technologies, Inc., 1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; +1 561 2108535; info@pugettechnologies.com, Attention Thomas Jaspers, Chief Financial Officer;

or to such other address or to such other person as any Party will designate to the other for such purpose in the manner hereinafter set forth.

(b)	(1)	The Parties acknowledge that personnel associated with Qest acted as scrivener for the Parties in this transaction but that Qest is not a law firm nor an agency subject to any professional regulation or oversight.

Please initial:    Puget: _____     Senior Executive: _____

PUGET TECHNOLOGIES, INC.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535

info@pugettechnologies.com/ * https://pugettechnologies.com/

(2)	Because of the inherent conflict of interests involved, Qest has advised all of the Parties to retain independent legal, tax and accounting counsel to review this Agreement and its exhibits and incorporated materials on their behalf.

5.2          Amendment.

(a)	No modification, waiver, amendment, discharge or change of this Agreement will be valid unless the same is in writing and signed by the Party against which the enforcement of said modification, waiver, amendment, discharge or change is sought.

(b)	This Agreement may not be modified without the consent of a majority in interest of Puget’s equity holders.

5.3          Merger.

(a)	This instrument contains all of the understandings and agreements of the Parties with respect to the subject matter discussed herein.

(b)	All prior agreements whether written or oral, are merged herein and will be of no force or effect.

5.4          Survival.

The several representations, warranties and covenants of the Parties contained herein will survive the execution hereof and will be effective regardless of any investigation that may have been made or may be made by or on behalf of any Party.

5.5          Severability.

If any provision or any portion of any provision of this Agreement, or the application of such provision or any portion thereof to any person or circumstance will be held invalid or unenforceable, the remaining portions of such provision and the remaining provisions of this Agreement or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those to which it is held invalid or unenforceable, will not be effected thereby.

5.6          Governing Law and Venue.

This Agreement will be construed in accordance with the laws of the State of Florida without regard to the conflicts of law provisions thereof and that any proceeding arising between the Parties in any matter pertaining or related to this Agreement will, to the extent permitted by law, be held in Palm Beach County, Florida.

5.7          Litigation.

(a)	In any action between the Parties to enforce any of the terms of this Agreement or any other matter arising from this Agreement, the prevailing Party will be entitled to recover its costs and expenses, including reasonable attorneys’ fees up to and including all negotiations, trials and appeals, whether or not litigation is initiated.

Please initial:    Puget: _____     Senior Executive: _____

PUGET TECHNOLOGIES, INC.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535

info@pugettechnologies.com/ * https://pugettechnologies.com/

(b)	In the event of any dispute arising under this Agreement, or the negotiation thereof or inducements to enter into the Agreement, the dispute will, at the request of any Party, be exclusively resolved through the following procedures:

(1)	(A)	First, the issue will be submitted to mediation before a mediation service in Palm Beach County, Florida, to be selected by lot from six alternatives to be provided as follows: three by Puget and three by the Senior Executive.

(B)	The mediation efforts will be concluded within ten business days after their initiation unless the Parties unanimously agree to an extended mediation period;

(2)	In the event that mediation does not lead to a resolution of the dispute then at the request of any Party, the Parties will submit the dispute to binding arbitration before an arbitration service located in Palm Beach County, Florida to be selected by lot from six alternatives to be provided as follows: three by Puget and three by the Senior Executive.

(3)	(A)	Expenses of mediation will be borne by Puget, if successful.

(B)	Expenses of mediation, if unsuccessful and of arbitration will be borne by the Party or Parties against whom the arbitration decision is rendered.

(C)	If the terms of the arbitral award do not establish a prevailing Party, then the expenses of unsuccessful mediation and arbitration will be borne equally by the Parties.

5.8          Benefit of Agreement.

(a)	This Agreement may not be assigned by the Senior Executive without the prior written consent of Puget and Puget.

(b)	Subject to the restrictions on transferability and assignment contained herein, the terms and provisions of this Agreement will be binding upon and inure to the benefit of the Parties, their successors, assigns, personal representative, estate, heirs and legatees.

5.9          Captions.

The captions in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provisions hereof.

5.10        Number and Gender.

All pronouns and any variations thereof will be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Party or Parties, or their personal representatives, successors and assigns may require.

5.11        Further Assurances.

The Parties hereby agree to do, execute, acknowledge and deliver or cause to be done, executed or acknowledged or delivered and to perform all such acts and deliver all such deeds, assignments, transfers, conveyances, powers of attorney, assurances, recipes, records and other documents, as may, from time to time, be required herein to effect the intent and purposes of this Agreement.

Please initial:    Puget: _____     Senior Executive: _____

PUGET TECHNOLOGIES, INC.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535

info@pugettechnologies.com/ * https://pugettechnologies.com/

5.12        Status.

Nothing in this Agreement will be construed or will constitute a partnership, joint venture, agency, or lessor lessee relationship; but, rather, the relationship established hereby is that set forth on exhibits 2.2 through 2.4 annexed hereto and made a part hereof.

5.13        Counterparts.

(a)           This Agreement may be executed in any number of counterparts.

(b)	Execution by exchange of electronic transmission will be deemed legally sufficient to bind the signatory; however, the Parties will, for aesthetic purposes, prepare a fully executed original version of this Agreement, which will be the document filed by Puget, if required, with the Securities and Exchange Commission.

5.14        License.

(a)	This form of agreement is the property of Qest and the use hereof by the Parties is authorized hereby solely for purposes of this transaction.

(b)	The use of this form of agreement or of any derivation thereof without Qest’s prior written permission is prohibited.

(c)	This Agreement will not be more strictly interpreted against any Party as a result of its authorship.

In Witness Whereof, the Parties have executed this Agreement, effective as of the last date set forth below.

Signed, Sealed & Delivered
In Our Presence
Senior Executive

Albert Mayer Cohen
Dated: March 31, 2022

Puget Technologies, Inc.

By:
Thomas Jaspers, Vice President
Dated: March 31, 2022	{Corporate Seal}
Attest:
Thomas Jaspers, Secretary

Please initial:    Puget: _____     Senior Executive: _____

PUGET TECHNOLOGIES, INC.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535

info@pugettechnologies.com/ * https://pugettechnologies.com/

Exhibits:

Item	Description	Responsive Details

0.1	Senior Executive’s full name	Albert Mayer Cohen
0.2	Senior Executive’s background

Albert Mayer Cohen, age 63, has served as an officer, director or member of numerous and diverse business enterprises during the past forty years and is conversant in four languages: English, French, Arabic and Hebrew. He has participated in three special acquisition company (SPACs) projects which raised over $200,000,000, assisting them in finding acquisition candidates. Mr. Cohen began his professional career in 1976 with Astar Trading, his family owned wholesale electronics firm where he was responsible for the management and development of an import/export wholesale consumer electronics business which sold electronic products under brand names including Astrasonic, Audiotech and Swan. In 1996 he cofounded AMC Consumer Services LLC, a New York limited liability company in which he remains active. It has evolved as AMC Capital into a financial consulting firm that develops and maintains relationships with major banks, brokerage houses, financial institutions and high net worth individuals and families and provides representation and comprehensive consulting services to small and mid-size public and private corporations, developing and implementing short and long term strategies to maximize revenue and increase shareholders’ value. In 1996 he also cofounded Quarum Capital, LLC, a New York limited liability company and consulting firm in which he remains active assisting private and public companies expand and fund their businesses. In 2003 he joined Zamir Equities, a real estate private equity firm located in New York City which he left in 2006 to found Top Rock Capital, a real estate acquisition and development company (in which he remains active) where he raised the capital necessary to acquire 241 Fifth Avenue in New York City for construction of a twenty story residential condominium building, and, 5 Beekman Place in lower Manhattan for $58 million, part of a much larger $200 million plus project. In 2010, Mr. Cohen, using technology he developed and patented (see listing and descriptions below), cofounded Storm Drain Technologies, LLC, a New Jersey limited liability company (subsequently reorganized as Aqualete Industries, LLC), a company engaged in storm water management, sediment control, dewatering, pre-treatment for site remediation, and groundwater treatment, in which he served as president until 2017. In 2016, he founded Aquablue Capital, LLC, a Delaware limited liability company in which he remains active providing consulting services in the areas of corporate finance, corporate management and mergers and acquisitions. Its objective is to syndicate projects to high net worth families and individuals and their businesses, offering them and their partners select investment options in real-estate projects, investment banking, energy projects and other investment opportunities. During 2021, in addition to his continuing role in Aquablue Capital, LLC, he was elected as a vice president in charge of investor and investment banking relationships for Qest, Puget’s parent and was instrumental in obtaining Puget’s current investment banking association. Mr. Cohen has filed or co-filed for patents to protect the following inventions. This listing includes patent applications that are pending as well as patents that have already been granted by the United States Patent and Trademark Office:

Please initial:    Puget: _____     Senior Executive: _____

PUGET TECHNOLOGIES, INC.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535

info@pugettechnologies.com/ * https://pugettechnologies.com/

●       Apparatus, methods, and system for treatment of storm water and waste fluids, Patent number: 9663936. Abstract: A storm water treatment unit comprising a containment vault having an inlet and an outlet separates debris from a flow of storm water through the unit. The water flow is controlled by a wall which directs flow from the inlet to the outlet through a reservoir of fluid in the unit. Debris separation by density occurs whereby lighter elements such as oil float on top of the fluid and heavier elements such as sediment collect at the bottom of the unit or in collectors in the reservoir. A wire mesh, deflector, and/or ripple boards placed beneath the inlet further increase efficiency of the separation, and a vent pipe is placed above the outlet to release pressure built up in the outlet during operation. A storm water treatment system and method of retrofitting an existing storm water trunk line locates the storm water treatment unit in an off-line position from an existing drainage trunk line. Filed: September 9, 2014. Date of Patent: May 30, 2017. Assignee: Storm Drain Technologies, LLC. Inventors: William Robert Hannemann, Albert Mayer Cohen.

●       Construction site water treatment system and methods, publication number: 20160001201. Abstract: A portable fluid treatment apparatus includes a container with an interior wall between the inlet pipe and the outlet pipe which defines a bottom space between the bottom of the wall and the bottom interior surface of the container. A series of collectors in the container direct the flow of the inlet fluid and promote sedimentation from the fluid. The inlet fluid flows under the wall and up to a discharge pipe equipped with a vent. Multiple sedimentation units are connected together in series and mounted on a trailer for transport to a construction site. Type: Application. Filed: July 9, 2015. Publication date: January 7, 2016. Inventors: William Robert Hannemann, Albert Mayer Cohen, James Creech, Michael Hannemann.

Please initial:    Puget: _____     Senior Executive: _____

PUGET TECHNOLOGIES, INC.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535

info@pugettechnologies.com/ * https://pugettechnologies.com/

 ●       Construction site water treatment system and methods, Patent number: 9108864. Abstract: A portable fluid treatment apparatus includes a container with an interior wall between the inlet pipe and the outlet pipe which defines a bottom space between the bottom of the wall and the bottom interior surface of the container. A series of collectors in the container direct the flow of the inlet fluid and promote sedimentation from the fluid. The inlet fluid flows under the wall and up to a discharge pipe equipped with a vent. Multiple sedimentation units are connected together in series and mounted on a trailer for transport to a construction site. Type: Grant. Filed: September 6, 2012. Date of Patent: August 18, 2015. Assignee: Storm Drain Technologies, LLC. Inventors: William Robert Hannemann, Albert Mayer Cohen, James Creech, Michael Hannemann.

●       Apparatus, methods, and system for treatment of storm water and waste fluids. Publication number: 20150021250. Abstract: A storm water treatment unit comprising a containment vault having an inlet and an outlet separates debris from a flow of storm water through the unit. The water flow is controlled by a wall which directs flow from the inlet to the outlet through a reservoir of fluid in the unit. Debris separation by density occurs whereby lighter elements such as oil float on top of the fluid and heavier elements such as sediment collect at the bottom of the unit or in collectors in the reservoir. A wire mesh, deflector, and/or ripple boards placed beneath the inlet further increase efficiency of the separation, and a vent pipe is placed above the outlet to release pressure built up in the outlet during operation. A storm water treatment system and method of retrofitting an existing storm water trunk line locates the storm water treatment unit in an off-line position from an existing drainage trunk line. Type: Application Filed: September 9, 2014. Publication date: January 22, 2015. Inventors: William Robert Hannemann, Albert Mayer Cohen.

●       Apparatus, methods, and system for treatment of storm water and waste fluids. Patent number: 8889000. Abstract: A storm water treatment unit comprising a containment vault having an inlet and an outlet separates debris from a flow of storm water through the unit. The water flow is controlled by a wall which directs flow from the inlet to the outlet through a reservoir of fluid in the unit. Debris separation by density occurs whereby lighter elements such as oil float on top of the fluid and heavier elements such as sediment collect at the bottom of the unit or in collectors in the reservoir. A wire mesh, deflector, and/or ripple boards placed beneath the inlet further increase efficiency of the separation, and a vent pipe is placed above the outlet to release pressure built up in the outlet during operation. A storm water treatment system and method of retrofitting an existing storm water trunk line locates the storm water treatment unit in an off-line position from an existing drainage trunk line. Type: Grant. Filed: September 15, 2011. Date of Patent: November 18, 2014. Assignee: Storm Drain Technologies, LLC. Inventors: William Robert Hannemann, Albert Mayer Cohen.

Please initial:    Puget: _____     Senior Executive: _____

PUGET TECHNOLOGIES, INC.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535

info@pugettechnologies.com/ * https://pugettechnologies.com/

 ●       Construction site water treatment system and methods. Publication number: 20130068699. Abstract: A portable fluid treatment apparatus includes a container with an interior wall between the inlet pipe and the outlet pipe which defines a bottom space between the bottom of the wall and the bottom interior surface of the container. A series of collectors in the container direct the flow of the inlet fluid and promote sedimentation from the fluid. The inlet fluid flows under the wall and up to a discharge pipe equipped with a vent. Multiple sedimentation units are connected together in series and mounted on a trailer for transport to a construction site. Type: Application. Filed: September 6, 2012. Publication date: March 21, 2013. Applicant: Storm Drain Technologies, LLC. Inventors: William Robert Hannemann, Albert Mayer Cohen, James Creech, Michael Hannemann.

●       Apparatus, methods, and system for treatment of storm water and waste fluids. Publication number: 20130068679. Abstract: A storm water treatment unit comprising a containment vault having an inlet and an outlet separates debris from a flow of storm water through the unit. The water flow is controlled by a wall which directs flow from the inlet to the outlet through a reservoir of fluid in the unit. Debris separation by density occurs whereby lighter elements such as oil float on top of the fluid and heavier elements such as sediment collect at the bottom of the unit or in collectors in the reservoir. A wire mesh, deflector, and/or ripple boards placed beneath the inlet further increase efficiency of the separation, and a vent pipe is placed above the outlet to release pressure built up in the outlet during operation. A storm water treatment system and method of retrofitting an existing storm water trunk line locates the storm water treatment unit in an off-line position from an existing drainage trunk line. Type: Application. Filed: September 15, 201. Publication date: March 21, 2013. Applicant: Storm Drain Technologies, LLC. Inventors: William Robert Hannemann, Albert Mayer Cohen.

Please initial:    Puget: _____     Senior Executive: _____

PUGET TECHNOLOGIES, INC.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535

info@pugettechnologies.com/ * https://pugettechnologies.com/

0.3	Senior Executive’s services

The Senior Executive will serve as Puget’s principal executive officer to whom all other executive officers are subordinate, subject to the directions of Puget’s board of directors. He will supervise all of Puget’s affairs and is responsible for implementation of the business plans approved by the board of directors and for assuring compliance by Puget and Puget personnel with all applicable laws. He will be subject to all duties and responsibilities associated with the position of chief executive officer, subject to such limitations or specifications imposed by Puget’s board of directors, including, serving as Puget’s general agent and spokesperson, subject to compliance with the directions of its board of directors. Subject to ratification by Puget’s board of directors, the Senior Executive will be permitted to serve as a director of other public, private or governmental corporations, with or without compensation therefrom, and is in fact, urged to do so provided that in the event of any conflicts of interest with his duties to Puget, his duties to Puget will prevail, absent specific waiver on a case-by-case basis by Puget’s board of directors.

Among the Senior Executive’s principal initial functions for Puget will be raising funds required by Puget to come into and remain in compliance with all reporting obligations under the Securities Exchange Act of 1934, as amended, to discharge all existing Puget debt, and to implement Puget’s Strategic plan.

2.2	Senior Executive’s initial hierarchal position and duties	The Senior Executive shall serve as Puget’s president and chief executive officer and as a member of its board of directors, as well as chairman of its board of advisors and all committees thereof.
2.3	Senior Executive’s scope of retention	The Senior Executive shall, subject to limitations, if any, imposed by Puget’s board of directors, its articles of incorporation and bylaws, the corporate law of the State of Nevada and applicable securities and other laws, serve as Puget’s general agent and spokesperson.

Please initial:    Puget: _____     Senior Executive: _____

PUGET TECHNOLOGIES, INC.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535

info@pugettechnologies.com/ * https://pugettechnologies.com/

3.1	Senior Executive’s compensation

The Senior Executive’s compensation will be:

A.  In the form of Qualified Incentive Stock options entitling him to acquire $1,000,000 in shares of Puget’s Common Stock each year during the five year period ending on March 31, 2027 at an exercise price of 110% of the Market Price for Puget’s Common Stock on the date of issuance of the options. The date of grant of options for the first year of this Agreement is March 31, 2022, and March 31 will also be the year for grant of options each subsequent year. The Qualified Incentive Stock options will each vest over a three year period with 25% of the options vesting at the end of the first year following their issuance, 35% vesting at the end of the second year and 40% vesting at the end of the third year.

B.   Subject to the Senior Executive having met his fundraising obligations to Puget, either through earnings before interest, taxes, depreciation, and amortization (EBITDA) or through obtaining equity investors and subject to availability of required cash not necessary in order to meet other corporate obligations, the Qualified Incentive Stock options will be supplemented by a cash salary of $250,000 per annum with any unpaid portions due to unavailability of cash accruing and yielding interest at the rate of five percent, per annum, compounded quarterly.

Given the Senior Executive’s association with Qest, Puget’s parent, the securities to be issued upon exercise of the Qualified Incentive Stock options have been and will continue to be irrevocably assigned by the Senior Executive to Qest.

5.1(a)(1)	Notice to Senior Executive	Albert Mayer Cohen: 7310 Andorra place; Boca Raton Florida 33433. Ac@aquabluecapital.com; +1 732-768-5200.

Please initial:    Puget:     _____     Senior Executive: _____

PUGET TECHNOLOGIES, INC.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535

info@pugettechnologies.com/ * https://pugettechnologies.com/